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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated November 7, 1997, except as to net income (loss) per share information as reflected in the Statement of Operations and Notes 1 and 5 which is as of April 27, 1998, relating to the financial statements of Garden Fresh Restaurant Corp., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

San Diego, California
April 27, 1998